Savient Pharmaceuticals, Inc.

Q1 2010 Earnings Call

May 6, 2010

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and thank you for standing by. Welcome to the Savient Pharmaceuticals' First Quarter 2010 Financial Results. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, this conference may be recorded.

I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you, Karen, and good morning and welcome to Savient Pharmaceuticals' first quarter 2010 financial results conference call. Yesterday we issued a press release providing an update on our corporate strategy and reporting financial results and highlights for the first quarter of 2010. This press release is available on our Web site at www.savient.com.

Before today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss the Board of Directors' determination regarding the strategic direction for the Company, and whether we will be able to conclude a sale of Savient, information regarding the resubmission of the KRYSTEXXA or pegloticase biologics license application, or BLA, and whether the BLA resubmission combined with the submissions made or planned by our third-party contract manufacturer fully addresses the deficiencies and observations raised and provides the additional materials requested in the complete response letter that we received from the FDA on July 31, 2009, the status of remediation efforts by our third-party contractor of the 483 deficiencies previously cited by the FDA, any data concerning the efficacy and safety of KRYSTEXXA, our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with secondary supply sources and the potential for FDA marketing approval for KRYSTEXXA as well as related matters, no inference of the overall success with respect to these matters can be implied, as they are subject to a number of risks and uncertainties.

We encourage you to review the Company's filings with the Securities and Exchange Commission including, without limitation, our quarterly report on Form 10-Q for the first quarter of 2010, which will be filed in the next couple of days, our Annual Report on Form 10-K and the press release issued by the Company on May 5, 2010, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, May 6, 2010. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is Paul Hamelin, our President; and David Gionco, Group Vice President and Chief Financial Officer.

Before I turn the call over to Paul, I would like to take a moment to review the announcement made last night in our press release regarding the strategic direction of the Company. Savient's Board of Directors has determined after a careful and thorough evaluation of potential strategic alternatives for Savient and with input from its financial advisors, that assuming the KRYSTEXXA BLA is approved by the FDA, a sale of Savient post-approval would be the best way to realize the full global commercial potential of KRYSTEXXA and would be the optimal outcome for the company's shareholders and other stakeholders.

As Savient pursues this strategy, we must emphasize that it would be very detrimental to the Company's efforts to have any public disclosure or discussion of the status or progress of the process or the likelihood of a sale transaction. As a result, while Savient and its Board of Directors wished to make this announcement at this time in order to help our investors understand our strategic plan, we do not plan to make any further announcements or engage in any discussions regarding this effort unless and until a definitive agreement providing for the sale of Savient is executed. This also means that we will not be attending or appearing at various investor conferences in the coming months and will limit our discussions with analysts and investors to the time of our scheduled and announced conference calls.

At this time, I would like to turn the call over to Paul Hamelin.

Paul Hamelin, R.Ph., President

Thank you, Philip, and good morning, everyone. Thank you for joining us today. I'd like to discuss some of the operational highlights for the first 4 months of 2010, and then I'll turn over the call to David Gionco, our Chief Financial Officer, who will review the financial results for the first quarter of 2010, and finally, we will then open up the call for a brief question and answer session.

Approximately 6 weeks ago, you'll recall we submitted our BLA for KRYSTEXXA to the FDA in mid-March. By the end of March, the FDA notified us of their receipt of and agreement to file the BLA resubmission for review and deemed the resubmission a Class 2 review response, establishing September 14, 2010, as the PDUFA action date. Since receipt of that notification, we have had a number of interactions with the FDA on various topics, and they appear to be actively engaged in the review portion of our KRYSTEXXA application, which we take as a very positive sign.

However, I would like to caution everyone, as we have stated before in response to previous questions, we're not going to provide rolling commentary or detail on specific conversations or conversations and interactions that we've had with the FDA. When and if there is a material development, we will make the appropriate announcement, but until such time, further comment would be inappropriate and potentially out of context.

Let me update everyone on the status of our 3 validation batches that were produced by our contract manufacturing organization last fall. You'll recall we put these 3 batches up on real-time stability in early December. In early March, a few weeks ago, we pulled samples from these batches for routine interim analytical testing and, as expected, the results for those tests demonstrate that all 3 lots remained within specifications. In early June, about one month from today, we will pull additional samples from these 3 validation batches for our final six-month real-time stability analysis, and this data package will be sent to the FDA this summer, well in advance of the September 14 PDUFA date. Recall this was the recommended strategy as suggested by the FDA to ensure as rapid a review as possible of the KRYSTEXXA BLA. In total, once we file the upcoming data this summer, the FDA will have a combination, then, of 6 months' real-time stability data from these 3 validation batches and 30 - over 30 months of stability from several other batches previously produced that will become the basis that's used to establish our launched product shelf life. We believe based on that data and our previous discussions with the FDA that we will receive at least 18 to 24 months of product dating or shelf life at launch.

We also believe that we have on hand in the coming month's adequate supply of KRYSTEXXA to support the U.S. launch and market demand beyond the initial launch plans. We have already shipped to the U.S. a significant quantity of bulk pegloticase product, which has been filled and finished in the final KRYSTEXXA drug product. Additionally, in the next several weeks, we're manufacturing 4 additional batches of pegloticase to support the U.S. launch. By late summer, these 4 batches will be shipped to Sigma-Tau, which was formerly known as Enzon for final vial fill-finish to further support the commercial launch process. On a going forward basis, our primary API manufacturing partner and fill-finishing organization has adequate capacity to continue to supply bulk and finished product not only to support the U.S. launch but also to be able to support a European launch and launches in other countries around the world.

Even with our confidence in our primary contract manufacturer's ability to supply adequate product, we continue to provide Savient shareholders and patients backup strategies to ensure smooth global supply of pegloticase. We continue to make significant progress with our validation campaign at our second-source supplier. This new validation campaign at our second API supplier will get underway very shortly and we will use the data generated from this second supplier to support sBLA amendments post-approval in both the U.S. and Europe. We hope to have a second supplier of API approved some time in late 2011.

While we have remained focused on our goals of seeking regulatory approval for KRYSTEXXA here in the U.S. and we will continue to do so, we are moving forward with plans preparing for the required elements for a centralized European filing for KRYSTEXXA. We continue to be on track to achieve this objective late in the fourth quarter of this year. To support the EU submission, we have already submitted a pediatric investigational plan to the EU authorities. Agreement on this pediatric clinical development program is a pre-filing requirement in the EU. Just so that no one is confused, this pediatric plan is not a trial that needs to be completed prior to the filing in the EU or approval. This is a plan, an agreement of a plan with the EU to do a pediatric clinical trial post-approval. Our EU filing efforts are being led by our Savient team and we have retained a leading EU regulatory, medical and project management group who specialize in centralized European filings to assist us in this effort. We remain on schedule for a centralized filing late this year.

We are rapidly approaching the June 2010 European Rheumatology Meeting, or EULAR meeting. We have two abstracts that have been submitted for presentation at this important congress. One is focused on quality of life and a key concept called the utility index in refractory gout patients treated with KRYSTEXXA, and the other abstract is on gout practice and treatment patterns. The utility index is important to publish because it will be part of our UK, NICE analytical package which ultimately will lead to us requesting the UK national government for reimbursement of KRYSTEXXA following an EU approval, which is why we need to publish that utility index at the European meeting.

The number of EULAR abstracts is actually smaller this year than our historical average. Given the potential approval in mid-September and with the American College of Rheumatology meeting occurring in early November, we strategically are planning to hold a great deal of our scientific data for the ACR Congress, which hopefully will coincide with a potential product launch here in the U.S.

Historically on our earnings calls, we tend to highlight the regulatory path, clinical and manufacturing highlights. However, today I'd like to address in more depth some important market dynamics. As we had predicted, the gout market is accelerating in its growth. 98 to 99% of all chronic urate lowering therapy in the world is actually represented in the class of drugs known as Xanthine Oxidase Inhibitors, with, of course, the gold standard product being Allopurinol. The five-year compound annual growth rate of prescriptions for Allopurinol here in the U.S. has been about 4 to 5%. With the recent introduction and the marketing of a second Xanthine Oxidase Inhibitor, the growth rate of this class has doubled to almost 10% per year. This is a classic sign of a market that has been underestimated for years because there have been few therapeutic options for patients and physicians, and so many patients go undiagnosed and untreated. With new therapeutic options coming into the gout market, you classically will see this kind of rapid market expansion as patients re-enter the market to get these new therapies. With the introduction of a potential disease modifying agent like KRYSTEXXA, we believe we're going to continue to see rapid expansion of this market as patients and physicians seek out new life-altering therapies.

Let's talk a little bit more about the initial market potential for KRYSTEXXA. We believe KRYSTEXXA, like other potent biologics, represents the first-ever approach to disease modification for patients who have chronic gout that's refractory to conventional therapy. We've spent a significant amount of time with external resources in the last 18 months to define and understand the size of the market potential for this disease-modifying therapy. We've approached market sizing from 3 different methodologies, all in an attempt to gain an accurate picture of this initial market opportunity.

The results from the market analysis utilizing all 3 methodologies have indicated that there are approximately 170,000 patients in the United States who will be part of the initial patient population to be treated with KRYSTEXXA.

Let's put these 170,000 patients into perspective. According to several external independent sources, there are over 5 million diagnosed gout patients here in the United States. Therefore, treating 170,000 of these 5 million gout patients represents treatment for about 3.4% of all gout patients. These 170,000 or 3.4% of patients are the most crippled and debilitated patients in this disease category.

Another way to look at the gout market is through external independent prescription databases. As mentioned earlier, 98 to 99% of all chronic gout therapy is Xanthine Oxidase Inhibitors. Therefore, through the analysis of these prescription databases, it's easy to translate that to about 2.6 million patients taking chronic urate-lowering therapy, meaning the physicians believe these patients have progressive, active disease, meaning they have tophi and flares and consider these patients to be chronic gout sufferers requiring treatment with chronic therapy. This means, then, roughly half of the 5 million diagnosed gout patients are considered to have chronic gout. We know from multiple external sources approximately 7 to 10% of patients who are exposed to Xanthine Oxidase Inhibitor therapy cannot tolerate the drug because they have an allergic reaction or severe side effects to those drugs. These patients, numbering conservatively 170,000 on the lower end of the 7 to 10% range of the 2.6 million patients, have continued, then, for decades without therapy, accumulating massive amounts of urate crystals in their joints and soft tissues, and develop progressively destructive disease. These patients need a disease modifying therapy like KRYSTEXXA.

We also have on 2 different occasions done quantitative market research here in the United States with hundreds of patients who are chronic gout sufferers, hundreds of rheumatologists, nephrologists and primary care physicians. These physicians indicate very clearly to us that there are approximately 170,000 chronic gout patients or, again, about 3.4% of all gout patients, that have severe debilitating disease and will be eligible for treatment with KRYSTEXXA. These patients have late-stage severe disease that's clinically distinguished by having significant tophi and multiple crippling flares every year. These quantitative studies also show us that the primary care physicians recognize the severity of the disease in this population, and they indicate they will refer these patients to the rheumatologists for infusions of KRYSTEXXA therapy.

In summary, the gout market is now undergoing rapid expansion as patients and physicians reenter the market looking for new therapeutic options. Multiple studies indicate and confirm there are approximately 170,000 patients or about 3.4% of all diagnosed gout suffers that have significant severe crippling gout, who need the disease-modifying benefits of KRYSTEXXA.

Over the next several weeks, we're going to be focused on working with the FDA through the final stage of our regulatory review process in anticipation and approaching our September 14 PDUFA date. At the same time, we're going to continue to maintain our commercial launch readiness plan and advance our activities with a centralized filing in the EU. We believe these key activities will lead to sustainable results that will enhance the value of KRYSTEXXA and will increase value to our shareholders, patients and other stakeholders as we move towards our strategic objective of selling the Company.

At this time, I'd like to turn the call over to David to give us an update on our financial results for the first quarter. David?

David Gionco, Group Vice President, Chief Financial Officer and Treasurer

Thanks, Paul. Let's review the first quarter 2002 (sic) [2010] financial results and highlights that we reported in last night's press release. Since I will only be discussing highlights from our financial results, I refer you to our quarterly report on Form 10-Q, when filed, for more specifics and details.

We ended the first quarter of 2010 with $95 million in cash and short-term investments, a decrease of $13.2 million from year-end 2009. The net loss for the first quarter of 2010 was $8.3 million or $0.13 per share, compared with a net loss of $21.9 million or $0.41 per share, for the first quarter a year ago. Significantly offsetting our net loss for the quarter ended March 31, 2010, is a non-cash gain of $2.1 million or $0.03 per share, due to a valuation adjustment on our warrants that we issued in connection with our April 2009 registered direct offering. On a non-Generally Accepted Accounting Principles basis and excluding the $2.1 million valuation adjustment on our warrant liability, our net loss for the first quarter of 2010 was $10.4 million or $0.16 per share.

Looking more closely at the details, total revenues for the first quarter of 2010 were $1.1 million, unchanged from the same period in 2009. Our revenues consist primarily of product sales of branded Oxandrin and our authorized generic oxandrolone, both used to promote weight gain following involuntary weight loss.

Research and development expenses were $6.3 million in the first quarter of 2010, down from $12.8 million in the first quarter of 2009, a decrease of $6.5 million. The lower expenses were primarily due to decreased manufacturing development related costs, primarily associated with the production of commercial batches of pegloticase active pharmaceutical ingredient drug substance, a reduction in compensation expenses and decreased consulting services, primarily associated with our preparation for the June 2009 FDA Advisory Committee Meeting for KRYSTEXXA which was held in the prior year.

Selling, general and administrative expenses were $4.9 million in the first quarter of 2010, a decrease of approximately $4.6 million from the same period in 2009. The lower costs were primarily due to decreased compensation expense following the reduction in force implemented in September 2009, coupled with a decrease in marketing expenses related to the preparation for a commercial launch of KRYSTEXXA in the prior year.

Going forward, we believe that we have the resources to sustain operations through the regulatory review process for KRYSTEXXA and beyond, and we'll continue to remain financially prudent in regards to cost containment. We expect our cash burn to range between $4 and $5 million per month over the next 6 months to sustain our operations through the review process for KRYSTEXXA, and also to continue to support the manufacturing development work in obtaining a secondary-source supplier of pegloticase active pharmaceutical ingredient drug substance.

This concludes the financial piece of the conference call. I'd like to now turn the call back over to Paul.

Paul Hamelin, R.Ph., President

Thank you, David. And, Karen, can you open up the lines for questions and answers?

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] And our first question is from the line of Salveen Kochnover of Collins Stewart.

Q - Salveen Kochnover: Good morning, thanks for taking my questions. Can you give us a better understanding of why you decided to narrow your strategic direction with only pursuing a sale of KRYSTEXXA versus a worldwide partnership?

A - Philip Yachmetz: Hi, Salveen, this is Phil. As we announced last night, there's been a review of the strategic options ongoing by the Board of Directors and its financial advisors, and the determination of that was that the most viable or optimal process to be run would be a sale of the Company. We don't believe it's appropriate to really comment on the different strategies that might have worked and believe that the strategic analysis really led us to one conclusion, that a sale of the Company upon approval is the best path to be pursued.

Q - Salveen Kochnover: Okay. And then, have you gotten clarity from the FDA whether a manufacturing re-inspection is necessary? And also on your labeling and REMS discussions, are kind of comments with the FDA, kind of in line with your previous thoughts when you initially got the complete response letter?

A - Paul Hamelin: Yes, Salveen, as I had mentioned in the script, we have had interactions with a number of different divisions at the FDA, so we know the review process is ongoing. We do not have any specifics as it relates to manufacturing inspection at this point in time. We still consider and are planning that the FDA will inspect our contract manufacturing organization, but as of this date we don't have any official correspondence at all with the FDA on the scheduling of that or whether or not it will actually be done.

Q - Salveen Kochnover: Okay. And then just on labeling and REMS, are your thoughts still in line with what you had previously commented on, post-complete response letter?

A - Paul Hamelin: Well, again, other than to say that we know the agency is reviewing and they've interacted with us, at this point in time I don't really want to get into details on specific items, as it is part of the overall review process. Last year, we did give a lot of comments once we had things written from a complete response letter in our Type A meeting, and we got into specifics, but while we're going through the review process, since it is an iterative process, I'm reluctant to give specific details about some of those elements, as it may change as the review process continues.

Q - Salveen Kochnover: Sure. And then just one last one on pricing, how are you thinking of pricing around KRYSTEXXA, and how are discussions with payers progressing?

A - Paul Hamelin: Yeah, we have - as we've said in the past, we've done, global - and my definition of global here, by the way, is U.S. and European G-5 pricing with payers and physician specialists, and that quantitative pricing has led us to the conclusion that we can charge a price that is significantly higher than TNF alpha pricing both here in the United States and Europe. But I want to really say that that has different definitions to different people as to what is significantly higher. So I think one should think of it more in terms of, a multiple of the price that TNF alpha would actually be - which is actually being charged here in the United States and in Europe today.

Q - Salveen Kochnover: Thank you.

A - Paul Hamelin: Thanks, Salveen.

Operator: Thank you. And our next question is from the line of Cory Kasimov of JP Morgan.

Q - Cory Kasimov: Hey, good morning, guys. Thanks for taking the questions. I want to start with your market research that you described. I don't know if I missed this or not, but is there any update on the percent of that 170,000-patient population you believe are currently seeing rheumatologists?

A - Paul Hamelin: We have said in the past that, of that 170,000 we think slightly half or slightly over half of that number are patients who are actively managed by, principally, the rheumatologists but also nephrologists as well.

Q - Cory Kasimov: Okay. So that hasn't changed, then?

A - Paul Hamelin: Right, and the remainder of those patients who are severely crippled in and at end-stage disease are sitting in internists' practices, sitting in primary care physicians. And those patients, according to our research, will get referred quite rapidly to the rheumatologist to get infused. Remember, these patients have multiple comorbidities, so it stands to reason that some of these very debilitated, crippling gout patients who have diabetes, hyperlipidemia, hypertension, severe cardiovascular disease are also being treated intensively not for their gout but for these other comorbidities, which is why they're in the internal medicine practices in primary care physicians. But the research says they will quickly - once they're aware of these new therapies, refer them to the local rheumatologist to more aggressively treat their gout today.

Q - Cory Kasimov: Okay, and now have you found that your prospective strategic partners, for lack of a better phrase, share your views of the gout market dynamics that you're describing and the opportunity for KRYSTEXXA?

A - Paul Hamelin: Well, I certainly can't and won't comment on any discussions that we may or may not have had with other third parties. But I think the important part for me and what I was trying to convey in my prepared remarks, was the fact that we have looked at this from 3 different - totally different methodologies and each of these methodologies, leads us to the same point in time or the same respective numbers in saying there's about 170,000 patients here, that are going to be actively seeking this type of disease modification therapy. So I feel confident in those numbers because we've approached it 3 different methodologies, and I think many - and those methodologies, by the way, are consistent with methodology that other pharmaceutical companies would be using and employing. As you know, Cory, many of us here have spent a lot of years in our careers at large pharma, and so we know those methodologies, and that's why, again, it gives us the confidence that we've triangulated well with these 3 different methodologies.

Q - Cory Kasimov: Okay, and another question here, and this is one regarding the FDA review that I do understand may be a little difficult to answer. But can you say whether or not your current talks with the FDA have centered strictly on issues that we all publicly know about that were included within the complete response letter and not any new potential issues that have come up?

A - Paul Hamelin: Again, I think the focus of the review right now is on our responses to the complete response letter, and again, I think it's important - as you'll recall, Cory, in the past we talked about the fact that there's 4 different divisions that are actively part of this total review. And we know that, just, again, from our interactions with the agency, that 3 of those divisions are currently in the application and asking follow-up questions. So, again, we think we've got good interactions going with the agency they are actively reviewing and its multiple divisions are actively reviewing.

Q - Cory Kasimov: Okay, and then lastly, it sounds like you guys are going to be pretty quiet over the course of the summer, at least in your public commentary. How should we expect you to update us on the final stability analysis that's being conducted in June?

A - Philip Yachmetz: Hey, Cory, it's Phil. You know, a lot of people ask the question in a number of different ways about developments either on stability or on FDA review process. As has been our past practice, we will make appropriate announcements on material developments, when and if they occur, you know, either through press releases or during a regularly scheduled and noticed conference call. However, I think everyone should note that the lack of an announcement on any particular matter really should not be interpreted either in a positive or a negative manner. It's just we're proceeding through the process. When there's something material to discuss with the market, we will do so. If we have earnings conference call coming up two days from now, we'll wait for the earnings conference call. If not, we'll take appropriate steps to provide appropriate notice when needed.

Q - Cory Kasimov: Okay. Thanks for taking the questions.

A - Philip Yachmetz: No problem, Cory.

Operator: Thank you. And our next question is from the line of Craig Gordon of Cowen & Company.

Q - Craig Gordon: Hi, good morning. A couple questions, first, hypothetically speaking, do you guys have and are willing to express any contingency plans, i.e., let's say you know, it's now 2 months post-approval and you haven't had a sale of the Company yet. Can you kind of just give us what the backup plan might be? I assume you guys have pondered that.

A - Paul Hamelin: Sure, Craig. While we do prepare for the sale of the Company, we must and are active continuing our efforts towards commercialization of KRYSTEXXA. So, in so doing that, we need to just understand that the timing of approval and the activities around supporting both the sale and the potential launch need to go on in parallel. If you think about it, even in the case of a sale of the Company, whoever becomes the new owner will clearly want to launch and market this product as quickly as possible, and certainly, patients are looking for that as well. So we're obligated to do both in parallel, although our strategic direction is, as we've expressed it, is to sell the company.

Q - Craig Gordon: Okay, and then one other question is, let's say, the drug's approved, doctors petition you guys for perhaps compassionate use. Is that something that's on the table? Is there going to be any drug availability, or will the drug become available when the company is sold and the new owner launches it?

A - Paul Hamelin: Well, I think, Craig, we're - again, what we're trying to do here is balance doing 2 things simultaneously, if you will. One is, preparing for the sale of the company, and the second is, preparing to launch the drug. And those things can go on in parallel, and we'll continue to do both of those things. We've got the resources and in order to be able to support both those activities. And so we will try to make the drug available, whether it's for compassionate use or whether it's for immediate prescribing, as quickly as we can after PDUFA approval. But in the same timeframe, of course, we'll be looking and preparing for the sale of the company.

Q - Craig Gordon: That's extremely helpful. Thank you very much and thanks.

A - Paul Hamelin: Thank you, Craig.

Operator: Thank you. And our next question is from the line of Gene Mack of Soleil.

Q - Gene Mack: Thanks for taking the questions. Just to go back and sort of review the timelines, what you've historically said about your plans for KRYSTEXXA, it's always seemed that you would be willing to - you've definitely wanted to partner in Europe, you'd be willing to entertain any sort of potential arrangement in the U.S., including going on your own, and you've pretty much been very specific about your ability to launch the drug on your own. And, to that point, the marketing data that you've pulled suggests that you'd be able to do this on a relatively small biotech scale, and I'm just wondering what's changed? What did you learn that was new I guess, recently, that has made you just kind of want to turn in one direction?

A - Philip Yachmetz: Good morning. It's not that anything new was used - was found out or discovered. As we've mentioned earlier, our Board of Directors, in co-ordination with its financial advisors, carefully and thoroughly evaluated all alternatives and made a determination that a sale of Savient post-approval is the best way to accomplish two things, the full commercial potential of KRYSTEXXA on a global basis, and we also believe it's the optimal outcome for our shareholders and our stakeholders.

To comment any further or give any other color on how this decision was reached, or the things that were considered, or not considered and how long the process may go on really, I think, is inappropriate at this time. But we have full confidence that the thorough evaluation has come to the right conclusion, and as Paul said, not only will we be going down the path of pursuing the sale of the Company upon approval but, at the same time given the fact of the launch preparedness we were in last year, we will be prepared to launch the product with a new owner or afterwards, after approval.

Q - Gene Mack: Okay, and second question just on - in 2008 you guys made it public that you had run a process at that point as wel,l or a process kind of developed at that point as well. And I'm just wondering if there were any legacy issues in terms of any of the CDAs that had gone back and forth between you and potential partners that might narrow potential partners at this point? Is the clock entirely reset? Is there any sort of outstanding legal issues with you and any of the other potential parties that maybe walked away from deals that would prevent you from going back?

A - Philip Yachmetz: Again, I think it's inappropriate for us to try to provide color that would be able to answer that question. So I think we're just going to leave it as a no comment at this point.

Q - Gene Mack: Okay. And then just the last question I had was how might the potential for CDAs now, assuming the process could begin today, how might that impact your ability to communicate if something material does come to light? Will you be able to, just as - I guess, as a follow-up to the earlier question but just with respect to specific CDAs that might go back and forth, will you be able to still announce material issues that may come up?

A - Philip Yachmetz: Well, as a public company, we have an obligation to make appropriate disclosures of material events when they occur, and I can't imagine that the language of any CDA would prevent us from doing that.

Q - Gene Mack: Okay. Thanks.

Operator: Thank you. And our next question is from the line of Joseph Schwartz of Leerink Swann.

Q - Joseph Schwartz: Hi, thanks. Most of my questions have been answered. But I'm wondering how comfortable you are with your - that your remediation plan, with the BTG facility is now acceptable by the FDA and where we are in that process? What remains to be done to address all the issues in the 483?

A - Paul Hamelin: Sure. Good morning, Joe. The - as we reported a few weeks ago, actually - and I think the biggest central way to explain where we believe we are, was a piece of correspondence that we received from the FDA which said they had reviewed the plans and the remediation steps that have already occurred at BTG and they felt that we were correctly interpreting the things that needed to be done. So that was a short letter that they sent to us. They were not obligated to do that, but they felt they wanted to let us know that we were on the correct path and that our contract manufacturing organization was on the correct path. So again, we believe on that basis that the path is clear, and as we continue through the review process, if the FDA chooses to go back in and inspect, we'll get a further report from them as to, do they continue to believe that we've made the right steps. But at least the correspondence that we had early February that was not required by the agency said that we were on the right track.

Q - Joseph Schwartz: Okay. And then for my follow-up I'm just wondering what kinds of studies we should expect in time for approval to be presented at ACR.

A - Paul Hamelin: Well, I think, as we continue to move through the two congresses, and principally the U.S. rheumatology meeting in November, we will continue to - actually, there's a lot of the open label extension data that we have not extensively shared. And so there'll be a fair amount of the open label extension data, but there also will be some important, more in-depth components of the randomized controlled trials that we'll also highlight. So again, for us strategically, we think that's a wonderful opportunity, should we get approved in September, and literally within 6 to 7 weeks we've got the premier rheumatology meeting in the United States. It's a great time for us to provide the rest of the clinical data as a foundation for launch.

Q - Joseph Schwartz: Thank you.

Operator: Thank you. And our next question is from the line of Andrew Vaino of Roth Capital Partners.

Q - Andrew Vaino: Thanks for taking the question. The only thing I wanted to ask was, is there any chance that the FDA will consider the stability data you guys are going to submit in June to be a major amendment filed within 3 months of the PDUFA date?

A - Paul Hamelin: Yeah. Andrew, I want to - just clarification here. We will not submit the data in June, okay. We will be pulling the samples in early June, running the analytics and submitting a little bit later in the summer, that data. To the second - to really directly to your question, this was a recommendation that the agency gave to us back at our Type A meeting in September. They asked us to do this. And so again, we're following their recommended strategy. They offered that strategy as a way for us to reduce the review timeframe, and so again, I think we're confident and we believe that that will not trigger any kind of extension because it's at their request.

Q - Andrew Vaino: Okay, thank you.

Operator: Thank you. And our next question is from the line of Steve Byrne of Bank of America/Merrill Lynch.

Q - Steve Byrne: Hi. For those patients that were on the open label extension study, can you comment on the serum urate levels in those patients once they were no longer on drug?

A - Paul Hamelin: Steve, that's a wonderful question. We've actually not reported that publicly, and we will be putting that information in some of our abstracts and things as we approach the ACR meeting later this year. So I would say stay tuned for that information at that time.

Q - Steve Byrne: Okay. Well, as part of that data package, would you also be able to comment at that time on creatinine clearance levels for those patients that you had enrolled that were either moderate or severely renally impaired?

A - Paul Hamelin: We've actually reported on some of that data previously in our randomized controlled trials. As you'll recall, we probably - don't hold me exactly to these numbers, as it's been a while since we've actually discussed it - but roughly a third to 40% of our patients had pretty severe renal disease, and their creatinine clearances were very low. These patients didn't have any changes in status through the course of the randomized controlled trial. Some of these patients actually also had previous kidney stones, and again, we didn't see any status or any changes while they were on KRYSTEXXA therapy. So again, we certainly, in all the data that we've looked at on this, don't see any issues, and we firmly believe, frankly, that most patients who will be on this therapy will all have some level of loss of renal function. That's a characteristic, unfortunately, of these patients who are severely diseased. And from a mechanism of action, the way this drug works, it's not been seen and it's not anticipated that it will cause any issues from a renal standpoint.

Q - Steve Byrne: And for those that were on it for extended periods of time, was the creatinine clearance actually improving over time?

A - Paul Hamelin: Again, I would say, Steve, at this point in time let's wait for the clinical data to be presented in different abstracts at ACR. But certainly, again, on the basis of the safety analyses and things that we've done, we've not seen any issues or any changes.

Q - Steve Byrne: Okay. And then just one last one on data analysis, have you ever measured the allantoin excretion rate to just quantify the rate at which uric acid is actually being purged from the patients?

A - Paul Hamelin: Steve, We actually have collected urine samples from these patients through these trials. And one of the thoughts is eventually - and we've not done it at this point in time but one of our clinical thoughts has been to be able to do allantoin analysis in these patients as maybe, in the future, a mechanism of monitoring how effective the therapy is and how rapidly and sustained the urate lowering and the diminution of the body stores of urate.

So it's a wonderful thought that you've got. We've had that same thought. We just have not run these samples and done any of the analysis, to this point in time. But it is something that we would like to do in the future.

Q - Steve Byrne: Okay, thank you.

Operator: Thank you. And our next question is from the line of Carol Werther of Summer Street.

Q - Carol Werther: Thanks for taking my question. It sounds from what you've said that you might have, at the time of launch, 7 batches completed from the manufacturing. Can you help quantify how many patients you think you could treat at launch?

A - Paul Hamelin: Carol you're right. We will have manufactured 7 batches, the 3 in the fall that were our validation campaign and actually - well, we'll have 8 batches because we did run 4 in the fall and we're running another 4 now, through the course of this next 60 to 90 days. In the past, we've not quantified how many vials are in each batch and how many patients we think that will be treated for. So I would not like to do that translation for you today. But those 8 batches will be sufficient quantity for us to launch here in the United States and provide us ample quantity for the post-approval timeframe.

Q - Carol Werther: And it sounds like you're going to launch when you're approved. Do you know - do you have any estimate how much of that is going to cost?

A - Paul Hamelin: We've not announced our - other than general guidance which I was giving earlier, which is saying our pricing strategy would be to have it to be a multiple of the price of TNF alphas today. Other than that, we will not give further guidance on the pricing of KRYSTEXXA until after we have final label in hand. And then typically, like almost all other pharma companies, we'll announce the price when we begin to introduce it through the supply chain here in the United States.

Q - Carol Werther: Oh, I think you misunderstood me. I was thinking about the launch cost, not the pricing on the drug.

A - Paul Hamelin: I'm sorry. Can you just repeat then, Carol?

Q - Carol Werther: Okay, I was just wondering, it sounded to me that you're going in parallel with trying to sell the Company and launch KRYSTEXXA as it becomes available because there's a very significant need, since no patients are on it now. And I was wondering how much the launch might cost, assuming it's approved in September.

A - Paul Hamelin: Well, we've not given guidance as to quantifying that total value of what the expenses would be relating to launch. But I think, as you can appreciate from our comments, one of the ways and one of the most significant elements of the launch is the ACR meeting in November. And I think that is going to be a cornerstone of part of our launch efforts. And you would expect our launch costs to begin to elevate as we approach the PDUFA date and certainly post-PDUFA, our spend would go up commensurate with preparations to launch at the ACR meeting with the rheumatology community, and then continue rollout and expansion from there.

Q - Carol Werther: Okay. So I think you're telling me I should assume that you're not going to hire a sales force until after approval?

A - Paul Hamelin: Well, we always have been - that's correct.

Q - Carol Werther: Okay.

A - Paul Hamelin: Always, in our past, we've never wanted to hire a sales organization until we have approval in hand, and we'll definitely follow that commitment as we go forward as well.

Q - Carol Werther: Okay, and one last question, thanks for taking them. Do you - the pivotal trials, do you think they'll be published prior to launch?

A - Paul Hamelin: We're - in the process. We have a number of manuscripts that we're going to be submitting to various journals. Each of those manuscripts, and each of the journal review times have different timelines, and it also depends on how many review cycles go on at these various journals. So right now I can't give you a solid assessment of how many manuscripts will be published in peer-reviewed journals by the time ACR rolls around; but that certainly is one of our strategic plans, is to try to get this published as close as possible to launch and certainly in rapid succession after approval and after launch.

Q - Carol Werther: Thank you very much.

Operator: Thank you. And our next question is from the line of John Newman of Oppenheimer.

Q - John Newman: Hi, guys. Thanks for taking the question. I actually had two. The first one, would you - assuming KRYSTEXXA is approved in September, on time, would you go ahead and launch the drug even if the strategic process of selling the Company may not be complete yet? And second - I jumped on the call late, so I apologize if you've already answered a lot of questions on M&A, but I'm just wondering, could you give us a sense as to the relative interest level from outside parties in terms of buying Savient, say, back in 2008 versus the present time? Is it similar, higher, lower? I'm just curious there. Thanks.

A - Philip Yachmetz: Hey, John. How are you doing? It's Phil. Let me answer your second question first. I think our announcement yesterday and the amplification on this call today has been pretty clear as to what our strategy is going forward. We don't really believe it's appropriate or in the best interest of Savient or its shareholders, to really comment or compare and contrast what's been going on the last couple of years, given that the decision right now is to focus on pursuing a sale of the company following approval of the KRYSTEXXA BLA while, in parallel, pursuing FDA's approval in preparing the product for its commercial launch. So I think we'd rather just leave that - leave the past in the past, so to speak, and leave it where we stand today.

Q - John Newman: Okay. So you're saying that you would launch the product on approval if you were still kind of working out the process to sell the company?

A - Paul Hamelin: Well, John, again, our - as articulated in our press announcement, as we're articulating here today, the strategic direction of the company is to sell. Within that selling structure, if you think about it from a purchaser's perspective, they want to buy the company and buy KRYSTEXXA because it's a disease-modifying therapy, and they want the revenues and they want to launch. So it's very consistent for us to be preparing for launch, and when and if a sale process concludes, they'll transition over as the owners and be more in tune and more aligned with the launch. It would not behoove us to postpone a launch for a protracted period of time. That devalues the asset, if you will, for a potential owner. And frankly, it's just a wrong thing to do for patients who are so crippled by this disease. So we see it very compatible, sale of the Company and launch in a kind of parallel process and that drives the value forward.

A - Philip Yachmetz: And also, remember, John, we were preparing for launch last year. So I think a lot of people are asking questions about, well, when are you going to ramp this up, when are you going to ramp that up, what's it going to cost you in the next couple of quarters. People need to remember we were 98% of the way to a launch last year. So a lot of the work, a lot of the expense was incurred last year, to be quite honest. So we're maintaining a launch readiness. We're fine tuning and refining the plans that were ready to go last year. From a cost standpoint, we're not going to give projections, but I think everyone's intelligent on this call. If we did 95-98% of the work last year, you can make the assumptions as to what our costs might be going forward to simply refine, fine tune, dust off things that might have been sitting on the shelf for the last 6 months and get it ready to rock and roll once the approval comes through while in parallel, pursuing the sale of the company. Again, there's no guarantee as to when and how and if the sale of the company will come to pass. That is our strategic objective. We're going to pursue that vigorously, but there's no guarantee of that being concluded.

Q - John Newman: Right. Just one other question on different topic, Do you have any plans, or would a potential interested party have any plans to explore the opportunity of KRYSTEXXA in tumor lysis syndrome, given Rasburicase is sort of a similar unpegylated compound that's done reasonably well?

A - Paul Hamelin: Well, we think long-term there are a number of different ways, John, to develop this compound, and tumor lysis syndrome certainly is one of those new indications. And tumor lysis syndrome is an important area for development, frankly, in many countries around the world. So you're exactly right; that's an open future area for additional clinical development to support that tumor lysis syndrome indication.

Q - John Newman: Okay, great. Thanks a lot, guys.

A - Paul Hamelin: Thank you, John.

Operator: Thank you. And our final question is from Lunan Ji of Jefferies.

Q - Lunan Ji: Thanks for taking my question. Just sticking with the - if you guys have to launch this on your own, can you give us a little more detail on what resources you guys have in place already and in terms of negotiating with payers? And how long after approval would you be able to - or, for that matter, a potential buyer be able to get a sales force trained and get the product out the door, post-approval? Are we talking a few months or - if you can just give a little more detail on that that would be great?

A - Paul Hamelin: Sure. Let me pick up on, in response to that question, what Phil was just talking about earlier. Last year we completed, as he said, 98% of the launch preparedness planning. And let me use, as you're talking about here, managed care pricing and reimbursement, codes like J-code application, all the things one needs to get the payers involved and to get payers to support - all of that work was substantially completed this last year. And so projecting now to this year in September, October timeframe, it will take us very little work and very little time to modify those and to be prepared to go forward. So as Philip was saying, we've substantially prepared for things. We'll do some adjustments and modifications as we get closer to the PDUFA date, but we should be ready to move forward in an appropriate timeframe after launch. And we're keying here that the ACR meeting, which is early November; I think it's November 6 through the 10, which is basically 7 weeks after our PDUFA - we're center-piecing that as a great place to really do a kickoff and a launch, at that very important meeting.

Q - Lunan Ji: I'm just trying to understand, I know the company only really has a few dozen people. You guys have at least the bare skeleton staff to get things going without hiring sales - in terms of like medical, safety staff. Are those people in place right now? Are they going to be ahead of the PDUFA date in September?

A - Paul Hamelin: Well, we have a number of people in our commercial area. We have a number of people in the clinical and medical affairs area. We have a number of people in regulatory. Those people would all be - they're all very intimate with the launch plans. They've helped create and design those materials and those plans. So I think we would continue as we approach PDUFA and certainly after PDUFA, adding more resources to that would be very prudent. But I think we're in very good shape right now, given the amount of work we did last year and given the small but effective team that we have today, to be able to, in parallel, seek out a sale of the Company and be prepared for commercialization and launch in a parallel path process.

A - Philip Yachmetz: And on a particular aspect of your question, you have to remember we do have a product on the market today. So there are pharmacovigilance and safety systems in place right now for the Company. So it's not that we're putting something, you know, creating something new. It's more expanding what's there and having the appropriate plans for the appropriate expansion at the time.

Operator: Thank you. And we have no further questions at this time.

Paul Hamelin, R.Ph., President

Okay. Karen?

Operator: Ladies and gentlemen, this does conclude the conference for today. Thank you for participating. You may now disconnect. Everyone have a great week.